EXHIBIT 5.1

[VINSON & ELKINS L.L.P. LETTERHEAD]

        April 19, 2004

IMC Global Inc.
100 South Saunders Road, Suite 300
Lake Forest, Illinois 60045

RE: Registration Statement on Form S-4 of IMC Global Inc.

Ladies and Gentlemen:

        We have acted as counsel to IMC Global Inc., a Delaware corporation ("IMC"), in connection with the preparation of the registration statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the shares of IMC common stock, par value $1.00 per share (the "IMC Common Stock"), proposed to be issued in connection with the merger (the "Merger") of Phosphate Resource Partners Limited Partnership, a Delaware limited partnership ("PLP"), with and into Phosphate Acquisition Partners L.P., a Delaware limited partnership and a wholly owned subsidiary of IMC ("Merger Sub"), upon the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of March 17, 2004, among IMC, Merger Sub, PLP, PRP-GP LLC, a Delaware limited liability company, and FMRP Inc., a Delaware corporation (the "Merger Agreement").

        We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon statements and representations of officers and other representatives of IMC and others and upon certificates of officers of IMC and of public officials. We have also assumed that the IMC Common Stock will be issued in connection with the Merger as described in the Registration Statement.

        In connection with this opinion, we have also assumed (i) that the Registration Statement, and any amendment thereto (including post-effective amendments), will become effective under the Act, (ii) that the requisite vote of the partners of PLP will be obtained regarding approval of the Merger and Merger Agreement, and (iii) the proper filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

        Based on the foregoing, we are of the opinion that the IMC Common Stock being registered under the Registration Statement, when issued in connection with the Merger as contemplated by the Merger Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

        The forgoing opinions are limited in all respects to the federal laws of the United States and the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.